Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Roger Pondel
Chairman/Chief Executive Officer	PondelWilkinson Inc.
Phone (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980
Jason P. DiNapoli
President/Chief Operating Officer
Phone: (310) 270-9505

1ST CENTURY BANCSHARES ANNOUNCES NASDAQ LISTING

— Company to Begin Trading on Nasdaq December 18, 2008 Under Symbol FCTY —

LOS ANGELES – December 17, 2008 – 1st Century Bancshares, Inc. (OTCBB:FCTY) (“Company”), the holding company of 1st Century Bank, N.A. (“Bank”), today announced that its application for listing of its common stock on the NASDAQ Capital Market has been approved. The Company expects to begin trading on the NASDAQ under the same symbol “FCTY” on December 18, 2008.

“We believe a NASDAQ listing will provide increased awareness of the 1st Century Bancshares’ story and enhance the liquidity of our Company’s stock,” said Alan I. Rothenberg, Chairman and Chief Executive Officer.  “As one of the strongest capitalized financial institutions in our geographic market, 1st Century Bank continues to pursue growth and new business opportunities, and we look forward to sharing our vision with a broader base of the institutional investment community.”

As of September 30, 2008, the Bank’s total risk-based and tier 1 risk-based capital ratios were 25.43% and 24.18%, respectively, both substantially above the minimum regulatory thresholds to be considered “well capitalized.”

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  Additional information is available at www.1stcenturybank.com.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These forward looking statements, include, but are not limited to, increased awareness of the 1st Century Bancshares’ story and enhanced liquidity following the NASDAQ listing.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those expressed, suggested or implied herein. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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